AMENDED SCHEDULE A TO SECOND AMENDED AND RESTATED
INVESTMENT COMPANY SERVICES AGREEMENT

THIS AMENDED SCHEDULE A, dated as of November 30, 2011, amends and restates Schedule A to that certain Second Amended and Restated Investment Company Services Agreement dated as of April 2, 2008, as amended and supplemented, between Matthews International Funds (the “Fund”) and BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing Inc.)

SCHEDULE A

IDENTIFICATION OF FUNDS

Matthews International Funds

Matthews Asia Growth Fund
Matthews Asia Dividend Fund
Matthews Pacific Tiger Fund
Matthews Asian Growth and Income Fund
Matthews Asia Science and Technology Fund
Matthews China Fund
Matthews India Fund
Matthews Japan Fund
Matthews Korea Fund
Matthews Asia Small Companies Fund
Matthews China Dividend Fund
Matthews China Small Companies Fund
Matthews Asia Strategic Income Fund

No-load, no 12b-1, no CDSC, redemption fee of 2% on all redemptions made within 90 days of purchase.

This Schedule A may be amended from time to time by agreement of the parties.

MATTHEWS INTERNATIONAL FUNDS		BNY MELLON INVESTMENT SERVICING
(US) INC.

By:	/s/ William J. Hackett	By:	/s/ Daniel Horne
Name:	William J. Hackett	Name:	Daniel Horne
Title:	President	Title:	Vice President
Date:	November 29, 2011	Date:	November 22, 2011